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                                                                    EXHIBIT 4.52

                                                                  CONFORMED COPY

[CLIFFORD CHANCE PUNDER LOGO]

                           MARCONI COMMUNICATIONS GMBH

                                   AS PLEDGOR

                                       AND

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.

                         AS PLEDGEE AND SECURITY TRUSTEE

                                       AND

                                     OTHERS

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                             SHARE PLEDGE AGREEMENT
        relating to the shares in Marconi Communications Software
                      Systems Verwaltungsgesellschaft mbH

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                                  NOTARIAL DEED

                                                        ROLL OF DEED NO. 46/2003

Recorded

at Basel this 15th day of May 2003

Before me, the undersigned

                                Dr. Thomas Gelzer

                                  notary public

with official offices in Basel (Switzerland) appeared today the following persons:

1. Ms. Muriel Krebs, born on March 31, 1978 having her business address at Aeschenvorstadt 4, 4010 Basel (Switzerland) personally known to the notary.

2. Ms. Stefanie Brennwald, born on February 8, 1978, having her business address at Aeschenvorstadt 4, 4010 Basel (Switzerland) personally known to the notary.

The person appearing to 1. declared to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of

         MARCONI COMMUNICATIONS GmbH, a limited liability company organised under the laws of the Federal republic of Germany, having its business address at Gerberstra(beta)e 33, D-71522 Backnang, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Backnang under HRB 1563 (the "PLEDGOR"),

         Presenting a fax copy of the power of attorney dated May 13, 2003, promising to furnish the original as soon as possible.

The person appearing to 2. declared to make the following declarations not in her own name but, excluding any personal liability, for and on behalf of

         THE LAW DEBENTURE TRUST CORPORATION p.l.c., having its business address at Fifth Floor, 100 Wood Street, London, EC2V 7EX, England in its capacity as security trustee under the Relevant Documents (as defined below) (the "SECURITY TRUSTEE" or the "PLEDGEE"), presenting a fax copy of the power of attorney dated May 14, 2003, promising to furnish the original as soon as possible.

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Neither the Notary nor the proxies assume any liability as to the validity and/or the scope of the powers of attorney presented.

The aforementioned original powers of attorney will be attached to this deed in copies which are herewith certified.

The Notary convinced himself that the persons appearing are in adequate command of the English language and declared that he is in command of the English language as well.

The persons appearing stated that the parties represented by them requested that this instrument be recorded in the English language.

On being asked whether there had been any prior involvement by the notary in terms of paragraph 3 sub-paragraph 1 No. 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

I. Requesting its notarisation, the persons appearing then declared the following:

SHARE PLEDGE AGREEMENT

BETWEEN:

1. Marconi Communications GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at Gerberstra(beta)e 33, D-71522 Backnang, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Backnang under HRB 1563 (the "PLEDGOR"); and

2. The Law Debenture Trust Corporation p.l.c., having its business address at Fifth Floor, 100 Wood Street, London, EC2V 7EX, England in its capacity as security trustee under the Relevant Documents (as defined below) (the "SECURITY TRUSTEE" or the "PLEDGEE").

WHEREAS:

(A) Marconi Corporation p.l.c. (the "ISSUER") has agreed to issue the following notes:

         (i) USD equivalent of GBP 450,000,000 senior secured notes due 2008 (the "SENIOR NOTES");

         (ii) USD 300,000,000 plus USD equivalent of GBP 117,270,000 of junior secured notes due 2008 (the "JUNIOR NOTES");

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                  (together the "NOTES"); the notes under (i) being documented in a senior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and Law Debenture Trust Company of New York as senior note trustee and the notes under
                  (ii) being documented in a junior note indenture dated on or about 19 May 2003 between, inter alios, the Issuer and JPMorgan Chase Bank as junior note trustee (together the "INDENTURES").

(B) The security created by or pursuant to this Agreement is to be granted to and administered by the Security Trustee for itself and as trustee of the secured creditors pursuant to the relevant provisions of a security trust and intercreditor deed dated on or about 19 May 2003 between, inter alios, the Issuer, Law Debenture Trust Company of New York as senior note trustee, JPMorgan Chase Bank as junior note trustee, the Security Trustee and the Obligors ( including the Pledgor) as amended from time to time (the "SECURITY TRUST AND INTERCREDITOR DEED").

(C) The Pledgor has agreed to grant a first ranking pledge over its shares in the Company (as defined below) as security for the payment and discharge of the Secured Obligations (as defined below) subject to the terms and conditions set out herein.

NOW, IT IS AGREED as follows:

1.       DEFINITIONS AND LANGUAGE

1.1      In this Agreement:

         "COMPANY" means Marconi Communications Software Systems Verwaltungsgesellschaft mbH, a limited liability company (Gesellschaft mit beschrankter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Gerberstra(beta)e 33, D-71522 Backnang, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Backnang under HRB 1447.

         "CONTINUING" in relation to an Enforcement Event, shall be construed as a reference to an acceleration of any Obligation (other than Obligations arising under the New Bonding Facility Agreement) where such acceleration has not been rescinded in writing or a declaration that the Obligations (other than Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a secured creditor to perform its obligations under the Relevant Documents) where such declaration has not been revoked in writing or any failure by an Obligor to pay any principal amount in respect of any Obligations (other than Obligations

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         arising under the New Bonding Facility Agreement) whether on maturity or otherwise which has not been waived in writing.

         "DEFAULT" means any event or circumstance specified as Default in any of the Relevant Documents (as defined below).

         "ENFORCEMENT EVENT" means the acceleration of any Obligations (as defined below) (other than Obligations arising under the New Bonding Facility Agreement (as defined below)) or any declaration that any Obligations (other than Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a secured creditor to perform its obligations under the Relevant Documents) or any failure by any Obligor to pay any principal amount in respect of any Obligations (other than Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise.

         "ESCROW AGREEMENT" means the escrow agreement dated on or about the date of the Security Trust and Intercreditor Deed and made between, inter alia, the Security Trustee and the Issuer establishing and setting out the terms and conditions of each of the escrow accounts.

         "EVENT OF DEFAULT" means any event or circumstance specified as an Event of Default in any of the Relevant Documents (as defined below).

         "GUARANTEE" means any guarantee of any of the Obligations.

         "INITIAL SECURITY DOCUMENTS" means the Guarantees guaranteeing the Obligations and the security documents, each to be dated on or before the dates on which the Senior Notes and the Junior Notes are first originally issued.

         "NEW BONDING FACILITY AGREEMENT" means the GBP 50,000,000 (or the equivalent in other currencies) committed multicurrency revolving bonding facility agreement dated 27 March 2003 and entered into by, inter alios, the Issuer, Marconi Bonding Limited and HSBC Bank plc for the issuance of bonds, guarantees, letters of credit, indemnities and similar instruments.

         "OBLIGATIONS" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralised by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

         (a)      any refinancing, novation, deferral or extension;

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         (b)      any obligation relating to any increase in the amount of such obligations;

         (c)      any claim for damages or restitution; and

         (d) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference,

         and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         "OBLIGORS" means the Issuer, any entity being a party to the Security Trust and Intercreditor Deed as guarantor, including the Pledgor, and any entity which accedeS to the Security Trust and Intercreditor Deed as guarantor and an "OBLIGOR" means any of them.

         "RELEVANT DOCUMENTS" means the Security Trust and Intercreditor Deed, any agent/trustee accession letter relating to the Security Trust and Intercreditor Deed any bank accession letter relating to the New Bonding Facility Agreement, any guarantor accession letter relating to any Guarantee, the Indentures, the Escrow Agreement, the Notes, the New Bonding Facility Agreement, the Security Documents, any fee letter and any additional remuneration fee letter pursuant to the Security Trust and Intercreditor Deed and any notices issued and any other documents or agreements entered into in connection with or relating to such documents.

         "SECURITY DOCUMENTS" means (i) the Initial Security Documents securing the Obligations, (ii) any other pledge agreements, security agreements, mortgages, deeds of trust and other agreements, instruments and documents entered into from time to time by the Issuer or any subsidiary of the Issuer creating or granting any Guarantee, indemnity or security in favour of any of the secured creditors or the Security Trustee, as trustee for the secured creditors, as security for any of the Obligations and (iii) any other agreements, instruments and documents executed and delivered pursuant to any of the foregoing, in the case of each of clauses (i) through (iii), as amended, modified, restated or supplemented from time to time..

         "SECURED OBLIGATIONS" has the meaning given to it under Clause 3.

         "SECURITY TRUST AND INTERCREDITOR DEED" has the meaning given to it in Clause (B) of the recitals.

1.2 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation

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         of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.       PLEDGED SHARES

2.1 The Company has a nominal share capital (Stammkapital) of EUR 25,564.59 (in words: Euro twenty-five thousand five hundred sixty-four and fifty-nine) which is divided into one share, which share has a nominal amount of EUR 25,564.59 (in words: Euro twenty-five thousand five hundred sixty-four and fifty-nine) (the "EXISTING SHARES"). There are no other shares in the Company.

2.2 The Pledgor is the sole owner of the Existing Shares free from any encumbrances.

2.3 The Existing Shares are fully paid up. There is no obligation for the Pledgor to make additional contributions.

3.       SECURED OBLIGATIONS

         The pledges hereunder are constituted in order to secure together with other security granted by the Pledgor the prompt and complete satisfaction of any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Pledgor to the Pledgee under the Relevant Documents (including, but not limited to the parallel obligations of the Pledgor pursuant to clause 3 of the Security Trust and Intercreditor Deed to pay to the Security Trustee sums equal to the sums owed by the Pledgor to the secured creditors or any of them) (the "SECURED OBLIGATIONS") up to an aggregate amount of EUR 170 million.

4.       PLEDGE

4.1 The Pledgor hereby pledges to the Pledgee the Existing Shares and all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future (the "FUTURE SHARES" and, together with the Existing Shares the "SHARES") together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 5 hereof (each a "PLEDGE" and together the "PLEDGES").

         The Pledgee hereby accepts the Pledges.

4.2 The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder.

4.3 Each of the Pledges is in addition, and without prejudice, to any other security the Pledgee may now or hereafter hold in respect of the Secured Obligations.

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4.4      The Pledges shall rank ahead of any other security interest or third party right now in existence or created in the future in or over any of the Shares.

4.5 For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of assumption (Vertragsubernahme)) of all or part of the Secured Obligations by the Pledgee to a future pledgee.

5.       SCOPE OF THE PLEDGES

5.1      The Pledges constituted by this Agreement include:

         (a)      the present and future rights to receive:

                  (i)      dividends payable in relation to the Shares, if any;
                           and

                  (ii) liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kundigung) and/or withdrawal (Austritt) of a shareholder of the Company, the surplus in case of surrender (Preisgabe) and all other pecuniary claims associated with the Shares;

         (b)      the right to subscribe for newly issued shares; and

         (c)      all other rights and benefits attributable to the Shares.

5.2 Notwithstanding that the dividends are pledged hereunder, the Pledgor shall be entitled to receive and retain, all dividend payments whether in cash, by the issue of any loan note or debt instrument or in specie in respect of the Shares until the occurrence of an Enforcement Event and at any time when no Enforcement Event is continuing.

6.       EXERCISE OF MEMBERSHIP RIGHTS

         The membership rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its membership rights, including its voting rights, to the extent that such exercise would not constitute a Default or an Event of Default.

7.       ENFORCEMENT OF THE PLEDGES

7.1 At any time after the occurrence of an Enforcement Event which is continuing and if the requirements set forth in Section 1204 et seq. of the German Civil

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         Code (Burgerliches Gesetzbuch) with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Secured Obligations has become due and payable, then in order to enforce the Pledges, the Pledgee may, in its discretion, at any time hereafter avail itself of all rights and remedies that a pledgee has upon occurrence of the requirements with regard to the enforcement of the Pledges under the laws of the Federal Republic of Germany (Pfandreife).

7.2 Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining a final judgment or other instrument (vollstreckbarer Titel) against the Pledgor in any relevant court or tribunal by way of public auction.

7.3 The Pledgor hereby expressly agrees that five (5) Business Days' prior written notice to the Pledgor of the place and time of any such public auction shall be sufficient. The public auction may take place at any place in the Federal Republic of Germany designated by the Security Trustee.

7.4 If the Pledgee should seek to enforce the Pledges under this Clause 7hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or the exercise by the Pledgee of any other right it may have as Pledgee.

7.5 If the Pledges are enforced, no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged in full. In the case of enforcement, Section 1225 of the German Civil Code shall not apply. Until full discharge of the Secured Obligations, the Pledgee shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Obligations, or to seek satisfaction from such proceeds at any time.

7.6      Following satisfaction of the requirements for enforcement under Clause
         7.1 hereof, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

7.7 Even if the requirements for enforcement referred to under Clause 7.1 above are met, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares.

7.8 The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations.

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7.9      The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.10 With respect to the enforcement of the Pledges, the Pledgee will take into consideration the legitimate interest of the Pledgor.

8.       LIMITATION OF PLEDGE

8.1 The right to enforce the Pledges created hereunder shall, to the extent that the Secured Obligations represent those of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the Pledgor (other than any of the Pledgor's subsidiaries), at all times be limited to an amount equal to the Pledgor's assets (the calculation of which shall take into account the captions reflected in Section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the sum of (A) the Pledgor's liabilities (the calculation of which shall take into account the captions reflected in Section 266 subsection (3) B, C and D of the German Commercial Code), and (B) the stated share capital (Stammkapital) of the Pledgor (the "NET ASSETS").

8.2 The Pledgor shall realise, to the extent legally permitted and, in respect of the Pledgor, commercially justifiable, in a situation where the Pledgor does not have sufficient Net Assets to maintain its registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for the Pledgor's business (betriebsnotwendig).

8.3 The Security Trustee shall enforce any Pledge created hereunder against the Pledgor in accordance with the following procedure:

                  (i) The Pledgor shall, following a notification by the Security Trustee to the Pledgor that an Enforcement Event has occurred and that the Security Trustee intends to enforce the Pledges, deliver to the Security Trustee within sixty days of such notification an auditors' determination from a firm of auditors of international standard and reputation (the "AUDITORS' DETERMINATION") stating the value of the Net Assets, i.e., the amounts which may be claimed against the Pledgor under the Pledges having regard to Sections 30 and 31 of the German Limited Liability Companies Act.

                  (ii) The Auditors' Determination, i.e., the amount which may be claimed against the Pledgor under the Pledges, having regard to Section 30 and 31 of the German Limited Liability Companies

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                           Act, shall take into account the generally accepted
                           accounting principles applicable from time to time in Germany (GAAP) and be based on the same principles that were applied when establishing the previous year's balance sheet.

                  (iii) The amount specified in the relevant Auditors' Determination pertaining to the Pledgor shall be up-to-date and in any event such Auditors' Determination shall have been prepared as of a date no earlier than 15 business days prior to the date of notification by the Security Trustee to the Pledgor that it intends to enforce the Pledges.

                  (iv) If the Pledgor fails to deliver the Auditors' Determination to the Security Trustee within the sixty day period stated in (i) above, the Security Trustee shall be entitled to enforce the Pledges against the Pledgor without limitation.

9.       UNDERTAKINGS OF THE PLEDGOR

         During the term of this Agreement, the Pledgor undertakes to the
         Pledgee:

9.1 not to take, or participate in, any action which results or might result in the Pledgor's loss of ownership of all or part of the Shares, and any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Shares or which would for any other reason be inconsistent with the security interest of the Pledgee or the security purpose (as described in Clause 3 hereof) except, in each case, to the extent that such action is not expressly prohibited for the Issuer and its subsidiaries under the Indentures; and

9.2 insofar as additional documents, declarations or actions (including making all filings and registrations) are necessary for the creation, perfection, protection or maintenance of the Pledges created (or purported to be created) hereunder (or any of them) in favour of the Pledgee or for the exercise of all rights, powers and remedies of the Security Trustee provided by or pursuant to this Agreement or by law or to facilitate the realisation of the Pledges created (or purported to be created) hereunder (or any of them), the Pledgor shall at the Security Trustee's request, made in accordance with the Security Trust and Intercreditor Deed, enter into or provide such documents, make such declarations and undertake/or such actions at the Pledgor's cost and expense.

10.      EXPENSES, COSTS AND TAXES

10.1     EXPENSES

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         The Pledgor shall, from time to time and promptly on demand by the
         Security Trustee reimburse to the Security Trustee all costs and expenses (including legal fees) on a full indemnity basis together with any applicable value added tax or any other tax of similar nature incurred by the Security Trustee and any representative, agent or advisor (hereinafter a "DELEGATE") (provided that in relation to sub-clause (i) of this Clause 10, such costs and expenses must be properly incurred) in connection with:

                  (i) the execution, release and discharge of this Agreement and the security created or intended to be created in respect of the Pledges and the perfection of the security contemplated in this Agreement or in any such documents or forming part of the security created or intended to be created in respect of the Pledges;

                  (ii) the actual or contemplated exercise, preservation and/or enforcement of any of the rights, powers and remedies of, or the performance of the duties and obligations of, the Security Trustee or any Delegate, or any amendment or waiver in respect of this Agreement;

                  (iii)    the foreclosure of any Pledges; and

                  (iv) the preservation and/or enforcement of the security created or intended to be created in respect of the Pledges,

                  which shall carry interest (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of such demand until so reimbursed calculated on a daily basis at the rate determined in accordance with the provisions of clause 18.4 (Interest on Demands) of the Security Trust and Intercreditor Deed.

10.2     TAXES

         The Pledgor shall pay, promptly on demand of the Security Trustee all stamp, registration, notarial and other similar tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto) (hereinafter "TAXES") or fees paid or payable by the Security Trustee in connection with any action taken or contemplated by or on behalf of the Security Trustee for perfecting, enforcing, releasing, cancelling, reassigning or resolving any doubt concerning, or for any other purpose in relation to this Agreement, any amendment thereto, any transfer and/or assignment of the rights and/or obligations under the same or the security created or intended to be created in respect of the Pledges and shall, from time to time, indemnify the Security Trustee promptly on demand against any liabilities,

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         costs, claims and expenses resulting from any failure to pay by the
         Pledgor or any delay by the Pledgor in paying any such Taxes or fees.

11.      DURATION AND INDEPENDENCE

11.1 This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Pledges shall not cease to exist, if the Pledgor has only temporarily discharged the Secured Obligations.

11.2 This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Relevant Documents or in any document or agreement related to any of the Relevant Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

11.3 This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

12.      RELEASE (PFANDFREIGABE)

12.1 Upon complete and irrevocable satisfaction of the Secured Obligations, the Pledgee shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed without recourse to, or any representation or warranty by, the Security Trustee or any of its nominess) at the cost and expense of the Pledgor confirm the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietat) cease to exist by operation of German law.

12.2 At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the "SECURITY") which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the "LIMIT") not only temporarily, the Pledgee on demand of the Pledgor shall (in accordance with the terms and subject to the conditions and circumstances set out in the Security Trust and Intercreditor Deed without recourse to, or any representation or warranty by, the Security Trustee or any of its nominees) release such part of the Security (Sicherheitenfreigabe) as the Pledgee may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

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13.      PARTIAL INVALIDITY; WAIVER

13.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that provision shall as to that jurisdiction be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions of this Agreement or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by a valid, legal and enforceable provision which comes as close as possible to the original intent of the parties as to the invalid, illegal or unenforceable provision. This shall apply analogously in the case of gaps.

13.2 No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

14.      AMENDMENTS; WAIVER

         This Agreement may be amended, modified or waived only in writing unless notarial form by operation of law is required. This also applies to this Clause 14.

15.      NOTICES AND THEIR LANGUAGE

15.1 Each communication under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

15.2 Any communication or document to be made or delivered under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers (and for the attention of the department or officer noted):

         For the Pledgor:       Marconi Communications GmbH
                                Address:    Gerberstra(beta)e 33
                                            D-71522 Backnang

                                Fax:        07191 13 2419
                                Attention:  Hans-Werner Altermann
                                            Legal Advisor

         For the Pledgee:       The Law Debenture Trust Corporation p.l.c.
                                Address:    Fifth Floor
                                            100 Wood Street

                                            London EC2V 7EX
                                            England

                                Fax:        +44 20 7696 5261
                                Attention:  Manager Trust Administration

         or to such other address as the recipient may notify or may have notified to the other party in writing.

15.3     DELIVERY

15.3.1 Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

                  (i)      if by way of fax, when received in legible form; or

                  (ii) if by way of letter, when it has been left at the address specified in Clause 15.2 above or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the addressee at that address, and, if a particular department or officer is specified as part of that address, if addressed to that department or officer.

15.3.2 Notwithstanding the provisions of sub-clause 15.3.1 (ii) above, any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified in Clause 15.2 (or any substitute department or officer as such person shall specify for this purpose).

15.4 Save for the notice pursuant to Section 16 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung) and Section 1280 of the German Civil Code (Burgerliches Gesetzbuch) any notice given under or in connection with this Agreement shall be in the English language. All other documents provided under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English which if reasonably requested by the Security Trustee shall be a certified translation. In the event of any conflict between the English text and the text in any other language, the English text shall prevail unless the document is a constitutional, statutory or other official document.

16.      APPLICABLE LAW; JURISDICTION

16.1     APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

16.2     GERMAN COURTS

         The courts of Frankfurt am Main have exclusive jurisdiction to settle any dispute (a "DISPUTE") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

16.3     CONVENIENT FORUM

         The parties agree that the courts of Frankfurt am Main are the most appropriate and convenient court to settle Disputes between them and, accordingly, that they will not argue to the contrary.

16.4     NON-EXCLUSIVE JURISDICTION

         This Clause 16 is for the benefit of the Pledgee only. As a result it does not prevent the Pledgee from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent Proceedings in any number of jurisdictions.

17.      ASSIGNMENT

         The Security Trustee may assign and transfer all or any of its rights and obligations under this Agreement in accordance with the Security Trust and Intercreditor Deed. To the extent legally permissible the Security Trustee shall be entitled to disclose such information concerning the Pledgor and this Agreement as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

18.      EFFECTIVENESS

         This Agreement shall become effective only subject to the condition precedent and at the time of the first original issuance of the Senior Notes.

The Notary advised the persons appearing

     - that a pledge is a security instrument of strictly accessory nature (which means that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgee must be identical);

     - that there is no bona fide creation, acquisition nor ranking of a pledge of shares (which means that the pledgee is not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party, or have been previously encumbered for the benefit of a third party); and

     - that the English original version of this Agreement will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

The Notary is hereby instructed to give notice of this Agreement and the Pledges of the rights pursuant to Clause 4 (Pledge) and Clause 5 (Scope of the Pledges) to the Company by means of forwarding to the Company a certified copy of this Agreement.

The above Agreement [including the Schedule] was read aloud by the Notary to the persons appearing, approved by them and signed in their own hand as follows:

Basel, this 15th (fifteenth) day of May, 2003 (two thousand and three)

MS MURIEL KREBS

MS STEFANIE BRENNWALD

DR THOMAS GELZER (Signed and Sealed)

Allg. Prot. Nr. 46/2003

                                    SCHEDULE

                        COPY OF SHAREHOLDERS' RESOLUTION

                 GESELLSCHAFTERBESCHLUSS                                   SHAREHOLDER'S RESOLUTION

Die unterzeichnete                                                     The undersigned

                                                     Marconi Communications GmbH

eingetragen im Handelsregister des Amtsgerichts Backnang unter Nr.     registered in the commercial register (Handelsregister) of
HRB 1563                                                               the Local Court (Amtsgericht) of Backnang under registration
                                                                       no. HRB 1563

ist die alleinige Gesellschafterin der                                 is the sole shareholder of

                                 MARCONI COMMUNICATIONS SOFTWARE SYSTEMS VERWALTUNGSGESELLSCHAFT mbH

 eingetragen im Handelsregister des Amtsgerichts Backnang unter Nr.    registered in the commercial register (Handelsregister) of
 HRB 1447                                                              the Local Court (Amtsgericht) of Backnang under registration
                                                                       no. HRB 1447

                                                (die "GESELLSCHAFT" / the "COMPANY").

Die Marconi Corporation plc beabsichtigt, schuldrechtlich              Marconi Corporation plc intends to issue USD equivalent of
erstrangige, garantierte und besicherte Inhaberschuldverschreibungen   GBP 450,000,000.00 guaranteed and secured senior notes due
fallig 2008 in Hohe eines US Dollar Betrag, der aquivalent zu GBP      2008 (referred to as "SENIOR NOTES") and UDS 300,000,000.00
450.000.000,00 ist, (im folgenden "ERSTRANGIGE                         plus USD equivalent of GBP 117,270,000.00 guaranteed and
SCHULDVERSCHREIBUN-GEN" genannt) und USD 300.000.000,00 plus dem       secured Junior notes due 2008 (referred to as "JUNIOR
aquivalenten US Dollar Betrag von GBP 117.270.000,00 schuldrechtlich   NOTES").
zweitrangige, garantierte und besicherte Inhaberschuldver-schreibungen fallig 2008 (im folgenden "ZWEITRANGIGE SCHULDVERSCHREIBUNGEN"
ge-nannt) zu begeben.

Des weiteren schlossen Marconi Corporation plc, Marconi Bonding        In addition, on 27th March, 2003, Marconi Corporation plc,
Limited und andere Mitglieder der Gruppe am 27. Marz 2003 einen        Marconi Bonding Limited and other members of the Marconi
Vertrag zur Aufnahme eines neuen Avalkredit in Hohe von GBP            group entered into a GBP 50,000,000.00 new bonding facility
50.000.000,00, der in Form von Obligation, Burgschaften,               for the issuance of bonds, guarantees, letter of credits,
Akkreditiven, Garantien und ahnlichen Instrumenten ausgereicht         indemnities and similar instruments (referred to as "NEW
werden soll, ab (im

folgenden "AVALKREDIT" genannt).                                       BONDING FACILITY").

Unter anderem zur Besicherung (i) der Anspruche der Law Debenture      In order to secure, among others, (i) the claims of Law
Trust Company of New York als Treuhander und der Inhaber der           Debenture Trust Company of New York as note trustee and the
erstrangigen Schuldverschreibungen unter den erstrangigen              noteholders under the Senior Notes, (ii) the claims of
Schuldverschreibungen, (ii) der Anspruche von JPMorgan Chase Bank      JPMorgan Chase Bank as note trustee and the noteholders under
als Treuhander und der Inhaber der zweitrangigen                       the Junior Notes; and (iii) the claims of HSBC Bank plc as
Schuldverschreibungen unter den zweitrangigen Schuldverschreibungen    security trustee and agent, the issuing banks and others
und (iii) der Anspruche der HSBC Bank plc als Sicherheitentreuhander   under New Bonding Facility, Marconi Communications GmbH
und Agent, der ausstellenden Banken und anderer unter dem Avalkredit   intends to pledge its present and future shares in the
beabsichtigt Marconi Communications GmbH, ihre gegenwartigen und       Company in favour of The Law Debenture Trust Corporation
kunftigen Gesellschaftsanteile an der Gesellschaft zugunsten von The   p.l.c. as security trustee.
Law Debenture Trust Corporation p.l.c. als Sicherheitentreuhander zu
verpfanden.

Dies zur Kenntnis nehmend halt die unterzeichnete Marconi              Acknowledging the above the undersigned Marconi
Communications GmbH als alleinige Gesellschafterin der Gesellschaft    Communications GmbH as sole shareholder of the Company hereby
hiermit unter Verzicht auf alle gesetzlichen und satzungsmassigen      a shareholders' meeting of the Company and passes s, waiving
Frist- und Formvorschriften eine Gesellschaftsversammlung der          all and any requirements of form or notice imposed by
Gesellschaft ab und fasst den folgenden Gesellschafterbe-schluss:      applicable law or the articles of the Company, the following shareholders' resolution:

1)  Die Marconi Communications GmbH stimmt hiermit als alleinige       1) Marconi Communications GmbH as sole shareholder of the
    Gesellschafterin der Gesellschaft der Verpfandung der                 Company hereby consents to a pledge over all present and
    gegenwartigen und kunftigen Geschaftanteile an der Gesellschaft       future shares in the Company in favour of The Law
    zugunsten von The Law Debenture Trust Corporation p.l.c. als          Debenture Trust Corporation p.l.c. as security trustee.
    Sicherheitentreuhander zu.

2)  Die Gesellschaft des weiteren ist zum AbschluB des globalen        The Company is, furthermore, entitled to enter into the
    Lizenzvertrages mit anderen Mitglieder der Marconi                 global licence agreement with other member of the Marconi
                                                                       group.

        Gruppe berechtigt.                                             other member of the Marconi group.

 Weitere Beschlusse wurden nicht gefasst.                   No further resolutions were taken.

                        Backnang, den / this 14.05. 2003

                           Marconi Communications GmbH

                                    Durch/By:

             S DICK                                       E PROKSCHI

          Steffen Dick                                  Edmund Prokschi

Geschaftsfuhrer/Managing Director              Geschaftsfuhrer/Managing Director

                                    M GARTNER

                                 Michael Gartner

                        Geschaftsfuhrer/Managing Director